Exhibit 99.1
First Watch Announces Appointment of Irene Chang Britt to Board of Directors

Leading Daytime Dining concept strengthens Board amid continued execution of accelerated growth strategy

BRADENTON, Fla. – July 19, 2023 – First Watch Restaurant Group, Inc. (NASDAQ: FWRG) (“First Watch” or the “Company”), the leading Daytime Dining concept serving breakfast, brunch and lunch, today announced the appointment of Irene Chang Britt to its Board of Directors, effective immediately. Ms. Chang Britt is an experienced independent board director and former Fortune 500 C-suite executive, who currently serves on the boards of established businesses and start-up companies representing a variety of industries, including retail, CPG, e-commerce and lifestyle.

“We are thrilled to welcome Irene to the Board of Directors of First Watch, and I’m confident that our company will benefit greatly from her expertise,” said Ralph Alvarez, Chairman of the Board of Directors of First Watch. “Irene is a leader with a long track record of driving transformative growth, particularly at global food and beverage brands, and she brings a wealth of knowledge and experience to our board. We look forward to her invaluable insights and advice as we continue to scale the First Watch brand.”

Ms. Chang Britt currently sits on the boards of pet healthcare innovation company IDEXX Laboratories (NASDAQ: IDXX), insurance company Brighthouse Financial (NASDAQ: BHF) and fashion retailer Victoria’s Secret and Co. (NYSE: VSCO). She previously served on the public company boards of Dunkin Brands Group, Tailored Brands, TerraVia, and Sunoco.

Ms. Chang Britt’s executive leadership experience includes several years serving as President and Divisional CEO at Pepperidge Farm, as well as Senior Vice President, Global Baking and Snacking at the Campbell Soup Company. She also held positions as Global Chief Strategy Officer, President of North America Foodservice, and Vice President and General Manager of Sauces and Beverages during a decade-long executive tenure at the company. Before joining Campbell Soup, Ms. Chang Britt held a number of leadership positions within Kraft Foods / Nabisco in both the U.S. and Canada.

“First Watch is an inspired brand with ambitious goals, and I’m eager to become a part of the company at such an exciting point in its history,” said Ms. Chang Britt. “I look forward to working alongside my fellow board members, as well as the executive team, and further enhance the opportunity for First Watch to grow and realize long-term success.”

Over the years, Ms. Chang Britt has been honored with a number of recognitions for her business and community accomplishments, including BoardProspects Top 30 AAPI US Board Members in 2023, Women INC. Most Influential Corporate Board Directors in 2019, the National Association of Corporate Directors (NACD) Directorship 100 in 2017, and the Leadership Education for Asian Pacifics (LEAP) Award in 2014.

Ms. Chang Britt joins fellow Board of Directors members Ralph Alvarez, Julie Bradley, Tricia Glynn, William Kussell, Stephanie Lilak, David Paresky and Chris Tomasso. For more information on the Company’s leadership, visit investors.firstwatch.com.

About First Watch First Watch is an award-winning Daytime Dining concept serving made-to-order breakfast, brunch and lunch using fresh ingredients. A recipient of hundreds of local “Best Breakfast” and “Best Brunch” accolades, First Watch’s chef-driven menu includes elevated executions of classic favorites along with First Watch specialties such as the protein-packed Quinoa Power Bowl®, Farm Stand Breakfast Tacos, Avocado Toast, Chickichanga, Morning Meditation (juiced in-house daily), Spiked Lavender Lemonade and its signature Million Dollar Bacon. In 2023, First Watch was named the top restaurant brand in Yelp’s inaugural list of the top 50 most-loved brands in the U.S. In 2022, First Watch was awarded a sought-after MenuMasters honor by Nation’s Restaurant News for its seasonal Braised Short Rib Omelet, recognized with ADP’s coveted Culture at Work Award and named a Most Loved Workplace® in Newsweek by the Best Practice Institute. In 2021, First Watch was recognized as FSR Magazine’s Best Menu and as the fastest-growing full-service restaurant chain based on unit growth. There are more than 480 First Watch restaurants in 29 states, and the restaurant concept is majority owned by Advent International, one of the world’s largest private-equity firms. For more information, visit www.firstwatch.com.
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Investor Relations Contact:
Steve L. Marotta 941-500-1918 investors@firstwatch.com

Media Relations Contact: FirstWatch@icrinc.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/3b64ea57-7685-47a1-b48c-e9e2dad7db94